EXHIBIT 99.1

Contact: Richard McVaugh Phone: (215) 245-5702 Fax: (215) 638-9582	FOR IMMEDIATE RELEASE

AERO-MISSILE COMPONENTS NAMED FLEXLOC® LOCKNUT MASTER DISTRIBUTOR BY SPS TECHNOLOGIES

Staten Island, NY, AERO-MISSILE COMPONENTS, a subsidiary of Precision Aerospace Components, Inc., has been named a Master Distributor by SPS Technologies in Jenkintown, Pennsylvania for its FLEXLOC® Locknut product line.

The FLEXLOC® Locknut is a premium locknut line with Military, Aerospace and Industrial applications. FLEXLOC® locknuts have been designed into challenging joint applications by engineers for over 50 years. The FLEXLOC® line enjoys an unequalled history of success in applications where resistance to severe vibration is required. As a Master Distributor, Aero-Missile Components will service a network of SPS Authorized FLEXLOC® Distributors. The FLEXLOC® Locknut product line is manufactured by SPS Technologies domestically here in the United States. FLEXLOC® is a registered trademark of SPS Technologies, a PCC Company.

About Precision Aerospace Components, Inc.

Precision Aerospace Components, Inc. (symbol PAOS) is a provider of quality aerospace and industrial components. Precision is building a leading component, fabrication and service business. Management is growing the company through a combination of product line expansions and strategic acquisitions.  Precision Aerospace Components, Inc. operates today under its subsidiaries, Freundlich Supply Company, Inc., Tiger-Tight Corp., Aero-Missile Components, Inc. and Creative Assembly Systems, Inc. Additional details regarding PAC and its subsidiaries are available on its website:  www.precaeroinc.com

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